                            BRIGHTON CREST APARTMENTS
                              1650 BARNES MILL ROAD
                                MARIETTA, GEORGIA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF MAY 13,2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 27, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:  BRIGHTON CREST APARTMENTS
     1650 BARNES MILL ROAD
     MARIETTA, COBB COUNTY, GEORGIA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 320 units with a total of 293,706 square feet of rentable area. The improvements were built in 1986. The improvements are situated on 40.519 acres. Overall, the improvements are in good condition. As of the date of this appraisal, the subject property is 92% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 13, 2003 is:

                                                 ($15,400,000)

                                            Respectfully submitted,
                                            AMERICAN APPRAISAL ASSOCIATES, INC.

                                            -s- Michael Bates

June 27, 2003                               Michael Bates, MAI
#053272                                     Assistant Manager, Real Estate Group
                                            State of Georgia, Certified General
                                            Real Property Appraiser
                                             #CG00685

Report By:
Phillip McGinnis

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary............................................           4
Introduction.................................................           9
Area Analysis................................................          11
Market Analysis..............................................          14
Site Analysis................................................          16
Improvement Analysis.........................................          16
Highest and Best Use.........................................          17

                                    VALUATION

Valuation Procedure..........................................          18
Sales Comparison Approach....................................          20
Income Capitalization Approach...............................          26
Reconciliation and Conclusion................................          37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                                  Brighton Crest Apartments
LOCATION:                                       1650 Barnes Mill Road
                                                Marietta, Georgia

INTENDED USE OF ASSIGNMENT:                     Court Settlement
PURPOSE OF APPRAISAL:                           "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                             Fee Simple Estate

DATE OF VALUE:                                  May 13, 2003
DATE OF REPORT:                                 June 27, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                                         40.519 acres, or 1,765,008 square feet
  Assessor Parcel No.:                          16-1026-0-010-0
  Floodplain:                                   Community Panel No. 1300520055F (August 18, 1992)
                                                Flood Zone X, an area outside the floodplain.
  Zoning:                                       RM-8 (Residential Multifamily)

BUILDING:
  No. of Units:                                 320 Units
  Total NRA:                                    293,706 Square Feet
  Average Unit Size:                            918 Square Feet
  Apartment Density:                            7.9 units per acre
  Year Built:                                   1986

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                   Market Rent
                     Square    ------------------       Monthly     Annual
  Unit Type           Feet     Per Unit    Per SF       Income      Income
  ---------           ----     --------    ------       ------      ------
1Br/1Ba-1A10          688      $ 625      $ 0.91      $  62,500   $  750,000
1Br/1Ba-1B10          844      $ 720      $ 0.85      $  56,160   $  673,920
1Br/1Ba-1C10          979      $ 770      $ 0.79      $  38,500   $  462,000
2Br/2Ba-2A20        1,197      $ 825      $ 0.69      $  75,900   $  910,800
                                                      ----------------------
                                          Total       $ 233,060   $2,796,720
                                                      ======================

OCCUPANCY:                       92%
ECONOMIC LIFE:                   45 Years
EFFECTIVE AGE:                   15 Years
REMAINING ECONOMIC LIFE:         30 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                               SUBJECT PHOTOGRAPHS

[VIEW OF ENTRANCE & SIGNAGE PHOTOGRAPH]      [VIEW OF LEASING OFFICE PHOTOGRAPH]

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
    As Vacant:                Hold for future multi-family development
    As Improved:              Continuation as its current use

METHOD OF VALUATION:          In this instance, the Sales Comparison and Income
                              Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

  DIRECT CAPITALIZATION                                      Amount                $/Unit
  ---------------------                                      ------                ------
Potential Rental Income                                    $2,796,720            $8,740
Effective Gross Income                                     $2,501,179            $7,816
Operating Expenses                                         $1,041,859            $3,256            41.7% of EGI
Net Operating Income:                                      $1,379,320            $4,310

Capitalization Rate                                        9.00%
DIRECT CAPITALIZATION VALUE                                $15,300,000 *         $47,813 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                             10 years
2002 Economic Vacancy                                      15%
Stabilized Vacancy & Collection Loss:                      14%
Lease-up / Stabilization Period                            N/A
Terminal Capitalization Rate                               9.75%
Discount Rate                                              11.25%
Selling Costs                                              3.00%
Growth Rates:
  Income                                                   3.00%
  Expenses:                                                3.00%
DISCOUNTED CASH FLOW VALUE                                 $15,700,000 *         $49,063 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                     $15,400,000           $48,125 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)                       $34,585 to $71,348
  Range of Sales $/Unit (Adjusted)                         $42,809 to $55,843
VALUE INDICATION - PRICE PER UNIT                          $15,500,000 *         $48,438 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales                       4.60 to 7.40
  Selected EGIM for Subject                                6.25
  Subject's Projected EGI                                  $2,501,179
EGIM ANALYSIS CONCLUSION                                   $15,600,000 *         $48,750 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                           $14,400,000 *         $45,000 / UNIT

RECONCILED SALES COMPARISON VALUE                          $15,200,000           $47,500 / UNIT

------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
    Price Per Unit                                   $ 15,500,000
    NOI Per Unit                                     $ 14,400,000
    EGIM Multiplier                                  $ 15,600,000
INDICATED VALUE BY SALES COMPARISON                  $ 15,200,000        $ 47,500 / UNIT

INCOME APPROACH:
    Direct Capitalization Method:                    $ 15,300,000
    Discounted Cash Flow Method:                     $ 15,700,000
INDICATED VALUE BY THE INCOME APPROACH               $ 15,400,000        $ 48,125 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                 $ 15,400,000        $ 48,125 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 1650 Barnes Mill Road, Marietta, Cobb County, Georgia. Marietta identifies it as 16-1026-0-010-0.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Phillip McGinnis on May 13, 2003. Michael Bates, MAI has not made a personal inspection of the subject property. Phillip McGinnis performed the research, valuation analysis and wrote the report. Michael Bates, MAI reviewed the report and concurs with the value. Both Michael Bates, MAI and Phillip McGinnis have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 13, 2003. The date of the report is June 27, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
     MARKETING PERIOD:   6 to 12 months
     EXPOSURE PERIOD:    6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Brighton Crest, GP, LP. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Marietta, Georgia. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Allgood Road
West  - Hwy 19/41, Cobb Parkway
South - Roswell Road, Hwy 120
North - Hwy 120, North Loop

MAJOR EMPLOYERS

Major employers in the subject's area include various employers in the area including Cobb County Government, City of Marietta Government, Lockheed/Martin, Dobbins Air Reserve Base and various retail and commercial centers. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                             AREA
                                         --------------------------------------------
      CATEGORY                           1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS       MSA
      --------                           ------------    ------------    ------------       ---
POPULATION TRENDS
Current Population                            9,334          68,875         177,474      4,326,075
5-Year Population                            10,389          73,323         190,262      4,877,672
% Change CY-5Y                                 11.3%            6.5%            7.2%          12.8%
Annual Change CY-5Y                             2.3%            1.3%            1.4%           2.6%

HOUSEHOLDS
Current Households                            4,406          26,836          69,057      1,580,438

5-Year Projected Households                   4,928          28,626          73,892      1,773,314
% Change CY - 5Y                               11.8%            6.7%            7.0%          12.2%
Annual Change CY-5Y                             2.4%            1.3%            1.4%           2.4%

INCOME TRENDS
Median Household Income                    $ 60,849        $ 64,555        $ 65,497     $   61,400
Per Capita Income                          $ 31,365        $ 27,909        $ 29,485     $   25,922
Average Household Income                   $ 69,753        $ 71,074        $ 75,667     $   70,955
Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                             AREA
                                         --------------------------------------------
      CATEGORY                           1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS      MSA
      --------                           ------------    ------------    ------------      ---
HOUSING TRENDS
% of Households Renting                     48.11%           36.33%         36.55%        30.54%
5-Year Projected % Renting                  47.94%           35.95%         36.28%        29.71%

% of Households Owning                      45.81%           55.66%         54.19%        61.85%
5-Year Projected % Owning                   46.27%           56.33%         54.77%        63.29%
Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Single-Family Residential
South - Multi-Family Residential
East  - Single-Family Residential
West  - Commercial

CONCLUSIONS

The subject is well located within the city of Marietta. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                                 MARKET ANALYSIS

The subject property is located in the city of Marietta in Cobb County. The overall pace of development in the subject's market is more or less stable. There are no new multi-family construction projects currently active in the market area. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period              Region            Submarket
------              ------            ---------
1Q03         Marietta / Atlanta    12.5% / 11.3%
4Q02         Marietta / Atlanta    11.7% / 10.5%
1 Year       Marietta / Atlanta     10.2% / 9.4%
3 Year       Marietta / Atlanta      8.3% / 7.5%
5 Year       Marietta / Atlanta      7.2% / 7.3%

{Source: Reis, Atlanta, Apartment: Marietta - 1st Quarter 2003}

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has underperformed the overall market. The Marietta submarket is forecast to have a vacancy rate of 11.6% over the next few years. This compares favorably to the Atlanta market, which is forecast to have an 11.7% vacancy rate for the same period. Factors driving the high vacancy rates are typically low interest rates for home mortgages. According to various property managers, their biggest competitor is single-family markets.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

    Period              Region              % Change        Submarket       % Change
    ------              ------              --------        ---------       --------
1998                      N/A                  -              $737              -
1999                      N/A                 N/A             $741             0.5%
2000                      N/A                 N/A             $791             6.7%
2001                      N/A                 N/A             $769            -2.8%
2002                      N/A                 N/A             $713            -7.3%
2003 Forecast             N/A                 N/A             $698            -2.1%
2004 Forecast             N/A                 N/A             $712             2.0%
2005 Forecast             N/A                 N/A             $727             2.1%
2006 Forecast             N/A                 N/A             $747             2.8%
2007 Forecast             N/A                 N/A             $774             3.6%

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                             COMPETITIVE PROPERTIES

  No.              Property Name         Units      Ocpy.    Year Built       Proximity to subject
  ---              -------------         -----      -----    ----------       --------------------
R-1          The Falls of Sope Creek      352        89%        1989          Less than 1 mile.
R-2          Rose Park                    292        91%        2000          Approximately 2 miles.
R-3          East Lake Park               510        90%        1989          Less than 1 mile
R-4          Wood Knoll                   312        94%        1988          Approximately 2 miles.
R-5          Villages @ East Cobb         323        93%        1995          Less than 1 mile.
Subject      Brighton Crest Apartments    320        92%        1986

As illustrated above, the average rent for the Marietta submarket continued to climb until 2000, where it peaked at $791 per unit. Since 2000, the average rent has continued to decline below 1998 levels. However, the forecast expects average rents to increase as little of 2% per year for the next 4 years.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   40.519 acres, or 1,765,008 square feet
  Shape                       Irregular
  Topography                  Rolling
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
    Community Panel           1300520055F, dated August 18, 1992
    Flood Zone                Zone X
  Zoning                      RM-8, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                                        ASSESSED VALUE - 2002
                                  -------------------------------           TAX RATE /         PROPERTY
 PARCEL NUMBER                    LAND       BUILDING       TOTAL           MILL RATE            TAXES
 -------------                    ----       --------       -----           ---------            -----
16-1026-0-010-0                $4,464,360  $12,995,496   $17,459,856        $0.01195           $208,610

IMPROVEMENT ANALYSIS

  Year Built                  1986
  Number of Units             320
  Net Rentable Area           293,706 Square Feet
  Construction:
    Foundation                Reinforced concrete slab
    Frame                     Heavy or light wood
    Exterior Walls            Wood or vinyl siding
    Roof                      Composition shingle over a wood truss structure
  Project Amenities           Amenities at the subject include a swimming pool,
                              spa/jacuzzi, sand volleyball, tennis court, racquetball court, gym room, barbeque equipment, business office, and parking area.

  Unit Amenities              Individual unit amenities include a balcony,
                              fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, washer/dryer,

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                              and oven. The refrigerators are equipped with an icemaker. The appliances appear to be in average condition.

Unit Mix:

                                      Unit Area
  Unit Type        Number of Units    (Sq. Ft.)
  ---------        ---------------    ---------
1Br/1Ba-1A1O            100               688
1Br/1Ba-1B1O             78               844
1Br/1Ba-1C1O             50               979
2Br/2Ba-2A20             92             1,197

Overall Condition            Good
Effective Age                15 years
Economic Life                45 years
Remaining Economic Life      30 years
Deferred Maintenance         None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1986 and consist of a 320-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                    COMPARABLE                      COMPARABLE
          DESCRIPTION                       SUBJECT                    I - 1                           I - 2
-------------------------------------------------------------------------------------------------------------------------
  Property Name                    Brighton Crest          Winterset (Formerly Highland    Hampton Village
                                   Apartments              Park)
LOCATION:
  Address                          1650 Barnes Mill Road   1113 Powers Ferry Road          861 Franklin Road

  City, State                      Marietta, Georgia       Marietta, Georgia               Marietta, Georgia
  County                           Cobb                    Cobb                            Cobb
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)           293,706                 409,971                         324,585
  Year Built                       1986                    1975                            1972
  Number of Units                  320                     428                             386
  Unit Mix:                        Type            Total   Type    Total                   Type    Total
                                   1Br/1Ba-1A10     100    1BR      250                    1BR      289
                                   1Br/1Ba-1B10      78    2BR      162                    2BR       76
                                   1Br/1Ba-1C10      50    3BR       16                    3BR       21
                                   2Br/2Ba-2A20      92

  Average Unit Size (SF)           918                     958                             841
  Land Area (Acre)                 40.5190                 21.6900                         25.1600
  Density (Units/Acre)             7.9                     19.7                            15.3
  Parking Ratio (Spaces/Unit)      2.11                    2.17                            1.68
  Parking Type (Gr., Cov., etc.)   Garage, Open Covered    Open                            Open
CONDITION:                         0                       Good                            Average
APPEAL:                            0                       Good                            Average
AMENITIES:
  Pool/Spa                         Yes/Yes                 Yes/Yes                         Yes/Yes
  Gym Room                         Yes                     No                              No
  Laundry Room                     No                      No                              No
  Secured Parking                  No                      No                              No
  Sport Courts                     No                      No                              No

OCCUPANCY:                         92%                     93%                             89%
TRANSACTION DATA:
  Sale Date                                                March, 2000                     July, 2000
  Sale Price ($)                                           $22,762,500                     $13,350,000
  Grantor                                                  Julian LeCraw, Jr.              Hampton Village Partners

  Grantee                                                  Highland Partners I, Inc.       FPC/Hampton Village
  Sale Documentation                                       13252/2882                      Apartments 13282/0847
  Verification                                             Public Records                  Public Records
  Telephone Number
ESTIMATED PRO-FORMA:                                         Total $    $/Unit  $/SF         Total $      $/Unit   $/SF
  Potential Gross Income                                       N/A                             N/A
  Vacancy/Credit Loss                                          N/A                             N/A
  Effective Gross Income                                   $3,163,056   $7,390  $7.72      $2,900,088     $7,513   $8.93
  Operating Expenses                                       $1,284,000   $3,000  $3.13      $1,351,000     $3,500   $4.16
  Net Operating Income                                     $1,879,056   $4,390  $4.58      $1,549,088     $4,013   $4.77
NOTES:

  PRICE PER UNIT                                                       $53,183                        $34,585
  PRICE PER SQUARE FOOT                                                 $55.52                        $ 41.13
  EXPENSE RATIO                                                           40.6%                          46.6%
  EGIM                                                                    7.20                           4.60
  OVERALL CAP RATE                                                        8.26%                         11.60%
  Cap Rate based on Pro Forma or Actual Income?                      PRO FORMA                       PRO FORMA
-------------------------------------------------------------------------------------------------------------------------

                                            COMPARABLE                       COMPARABLE                       COMPARABLE
          DESCRIPTION                         I - 3                            I - 4                             I - 5
--------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Flagstone Village                Wood Pointe                      Concord Crossing

LOCATION:
  Address                          849 Franklin Road                10001 Burnt Hickory Road         2935 Old Concord Road SE

  City, State                      Marietta, Georgia                Marietta, Georgia                Smyrna, Georgia
  County                           Cobb                             Cobb                             Cobb
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)           368,140                          184,854                          207,460
  Year Built                       1981                             1986                             1975
  Number of Units                  348                              178                              190
  Unit Mix:                        Type      Total                  Type      Total                  Type       Total
                                   1BR        200                   1BR         87                   1BR          30
                                   2BR        148                   2BR         67                   2BR         127
                                                                    3BR         24                   3BR          33

  Average Unit Size (SF)           1,058                            1,039                            1,092
  Land Area (Acre)                 25.5000                          21.8800                          15.7800
  Density (Units/Acre)             13.6                             8.1                              12.0
  Parking Ratio (Spaces/Unit)      2.01                             2.02                             N/A
  Parking Type (Gr., Cov., etc.)   Open                             Open                             Open
CONDITION:                         Good                             Good                             Good
APPEAL:                            Good                             Good                             Fair
AMENITIES:
  Pool/Spa                         Yes/Yes                          Yes/Yes                          Yes/Yes
  Gym Room                         No                               No                               Yes
  Laundry Room                     No                               No                               No
  Secured Parking                  No                               No                               No
  Sport Courts                     No                               No                               Yes

OCCUPANCY:                         92%                              94%                              90%
TRANSACTION DATA:
  Sale Date                        March, 2001                      November, 2000                   July, 2002
  Sale Price ($)                   $18,350,000                      $12,700,000                      $9,200,000
  Grantor                          Security Capital Atlantic        Gray Property 3502               Garden Woodsong

  Grantee                          FPC/Flagstone Village            Casa Group                       Woodsong Apartments
  Sale Documentation               13340/6477                       13318/4848                       13561/2533
  Verification                     Public Records                   Public Records                   Public Records
  Telephone Number
ESTIMATED PRO-FORMA:                 Total $     $/Unit  $/SF         Total $    $/Unit   $/SF         Total $     $/Unit  $/SF
  Potential Gross Income               N/A                              N/A                          $1,601,238    $8,428  $7.72
  Vacancy/Credit Loss                  N/A                              N/A                          $  160,133    $  843  $0.77
  Effective Gross Income           $2,958,720    $8,502  $8.04      $1,717,260   $9,648   $9.29      $1,441,195    $7,585  $6.95
  Operating Expenses               $1,041,587    $2,993  $2.83      $  534,000   $3,000   $2.89      $  627,000    $3,300  $3.02
  Net Operating Income             $1,917,133    $5,509  $5.21      $1,183,260   $6,648   $6.40      $  814,195    $4,285  $3.92
NOTES:

  PRICE PER UNIT                               $ 52,730                         $ 71,348                        $48,421
  PRICE PER SQUARE FOOT                        $  49.85                         $  68.70                        $ 44.35
  EXPENSE RATIO                                    35.2%                            31.1%                          43.5%
  EGIM                                             6.20                             7.40                           6.38
  OVERALL CAP RATE                                10.45%                            9.32%                          8.85%
  Cap Rate based on Pro Forma or Actual Income? PRO FORMA                       PRO FORMA                       PRO FORMA
--------------------------------------------------------------------------------------------------------------------------------

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $34,585 to $71,348 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $42,809 to $55,843 per unit with a mean or average adjusted price of $48,953 per unit. The median adjusted price is $48,421 per unit. Based on the following analysis, we have concluded to a value of $48,500 per unit, which results in an "as is" value of $15,500,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

SALES ADJUSTMENT GRID

                                                                       COMPARABLE                      COMPARABLE
        DESCRIPTION                      SUBJECT                         I - 1                           I - 2
------------------------------------------------------------------------------------------------------------------------
  Property Name                 Brighton Crest Apartments  Winterset (Formerly Highland Park)   Hampton Village

  Address                       1650 Barnes Mill Road      1113 Powers Ferry Road               861 Franklin Road

  City                          Marietta, Georgia          Marietta, Georgia                    Marietta, Georgia
  Sale Date                                                March, 2000                          July, 2000
  Sale Price ($)                                           $22,762,500                          $13,350,000
  Net Rentable Area (SF)        293,706                    409,971                              324,585
  Number of Units               320                        428                                  386
  Price Per Unit                                           $53,183                              $34,585
  Year Built                    1986                       1975                                 1972
  Land Area (Acre)              40.5190                    21.6900                              25.1600
VALUE ADJUSTMENTS                  DESCRIPTION                DESCRIPTION       ADJ.               DESCRIPTION      ADJ.
  Property Rights Conveyed      Fee Simple Estate          Fee Simple Estate     0%             Fee Simple Estate    0%
  Financing                                                Cash To Seller        0%             Cash To Seller       0%
  Conditions of Sale                                       Arm's Length          0%             Arm's Length         0%
  Date of Sale (Time)                                      March, 2000           0%             July, 2000           0%
VALUE AFTER TRANS.
ADJUST. ($/UNIT)                                                   $53,183                              $34,585
  Location                                                 Comparable            0%             Inferior            10%
  Number of Units               320                        428                   5%             386                  0%
  Quality / Appeal              Good                       Comparable            0%             Inferior            10%
  Age / Condition               1986                       1975 / Good           5%             1972 / Average       5%
  Occupancy at Sale             92%                        93%                   0%             89%                  0%
  Amenities                     Good                       Superior             -5%             Comparable           0%
  Average Unit Size (SF)        918                        958                   0%             841                  5%
PHYSICAL ADJUSTMENT                                                              5%                                 30%
FINAL ADJUSTED VALUE ($/UNIT)                                      $55,843                              $44,961

                                       COMPARABLE                   COMPARABLE                      COMPARABLE
        DESCRIPTION                      I - 3                        I - 4                           I - 5
--------------------------------------------------------------------------------------------------------------------
  Property Name                 Flagstone Village         Wood Pointe                       Concord Crossing

  Address                       849 Franklin Road         10001 Burnt Hickory Road          2935 Old Concord Road SE

  City                          Marietta, Georgia         Marietta, Georgia                 Smyrna, Georgia
  Sale Date                     March, 2001               November, 2000                    July, 2002
  Sale Price ($)                $18,350,000               $12,700,000                       $9,200,000
  Net Rentable Area (SF)        368,140                   184,854                           207,460
  Number of Units               348                       178                               190
  Price Per Unit                $52,730                   $71,348                           $48,421
  Year Built                    1981                      1986                              1975
  Land Area (Acre)              25.5000                   21.8800                           15.7800
VALUE ADJUSTMENTS                  DESCRIPTION      ADJ.     DESCRIPTION       ADJ.            DESCRIPTION     ADJ.
  Property Rights Conveyed      Fee Simple Estate    0%   Fee Simple Estate     0%          Fee Simple Estate   0%
  Financing                     Cash To Seller       0%   Cash To Seller        0%          Cash To Seller      0%
  Conditions of Sale            Arm's Length         0%   Arm's Length          0%          Arm's Length        0%
  Date of Sale (Time)           March, 2001          0%   November, 2000        0%          07-2002             0%
VALUE AFTER TRANS.
ADJUST. ($/UNIT)                        $52,730                   $71,348                           $48,421
  Location                      Inferior            10    Superior            -10%          Comparable          0%
  Number of Units               348                  0%   178                   0%          190                 0%
  Quality / Appeal              Inferior             5%   Superior            -10%          Comparable          0%
  Age / Condition               1981 / Good          0%   1986 / Good           0%          1975 / Good         5%
  Occupancy at Sale             92%                  0%   94%                   0%          90%                 0%
  Amenities                     Superior            -5    Superior            -10%          Superior           -5%
  Average Unit Size (SF)        1,058              -10    1,039               -10%          1,092               0%
PHYSICAL ADJUSTMENT                                  0%                       -40%                              0%
FINAL ADJUSTED VALUE ($/UNIT)            $52,730                  $42,809                           $48,421

SUMMARY

VALUE RANGE (PER UNIT)       $42,809   TO   $    55,843
MEAN (PER UNIT)              $48,953
MEDIAN (PER UNIT)            $48,421
VALUE CONCLUSION (PER UNIT)  $48,500

VALUE INDICATED BY SALES
COMPARISON APPROACH                         $15,520,000
ROUNDED                                     $15,500,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                             NOI PER UNIT COMPARISON

COMPARABLE      NO. OF     SALE PRICE                 NOI/        SUBJECT NOI     ADJUSTMENT    INDICATED
    NO.         UNITS      PRICE/UNIT     OAR       NOI/UNIT     SUBJ.NOI/UNIT      FACTOR     VALUE/UNIT
    ---         -----      ----------     ---       --------     -------------      ------     ----------
   I-1           428      $ 22,762,500    8.26%   $  1,879,056   $   1,379,320      0.982       $ 52,215
                          $     53,183            $      4,390   $       4,310
   I-2           386      $ 13,350,000   11.60%   $  1,549,088   $   1,379,320      1.074       $ 37,147
                          $     34,585            $      4,013   $       4,310
   I-3           348      $ 18,350,000   10.45%   $  1,917,133   $   1,379,320      0.782       $ 41,257
                          $     52,730            $      5,509   $       4,310
   I-4           178      $ 12,700,000    9.32%   $  1,183,260   $   1,379,320      0.648       $ 46,264
                          $     71,348            $      6,648   $       4,310
   I-5           190      $  9,200,000    8.85%   $    814,195   $   1,379,320      1.006       $ 48,705
                          $     48,421            $      4,285   $       4,310

                       PRICE/UNIT                     VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
                       ----------                     ------------------------------------------------
  Low              High        Average      Median   Estimated Price Per Unit                    $45,000
$37,147          $52,215       $45,117      $46,264  Number of Units                                 320
                                                                                             -----------
                                                     Value Based on NOI Analysis             $14,400,000
                                                                                   Rounded   $14,400,000

The adjusted sales indicate a range of value between $37,147 and $52,215 per unit, with an average of $45,117 per unit. Based on the subject's competitive position within the improved sales, a value of $45,000 per unit is estimated. This indicates an "as is" market value of $14,400,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

COMPARABLE   NO. OF    SALE PRICE      EFFECTIVE     OPERATING                      SUBJECT
    NO.      UNITS     PRICE/UNIT    GROSS INCOME     EXPENSE          OER       PROJECTED OER      EGIM
    ---      -----     ----------    ------------     -------          ---       -------------      ----
   I-1        428     $ 22,762,500   $  3,163,056   $ 1,284,000       40.59%                        7.20
                      $     53,183
   I-2        386     $ 13,350,000   $  2,900,088   $ 1,351,000       46.58%                        4.60
                      $     34,585
   I-3        348     $ 18,350,000   $  2,958,720   $ 1,041,587       35.20%         41.65%         6.20
                      $     52,730
   I-4        178     $ 12,700,000   $  1,717,260   $   534,000       31.10%                        7.40
                      $     71,348
   I-5        190     $  9,200,000   $  1,441,195   $   627,000       43.51%                        6.38
                      $     48,421

                       EGIM                          VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
-------------------------------------------         ----------------------------------------------------
Low          High     Average        Median         Estimate EGIM                                   6.25
4.60         7.40      6.36           6.38          Subject EGI                             $  2,501,179
                                                                                            ------------
                                                    Value Based on EGIM Analysis            $ 15,632,370
                                                                                  Rounded   $ 15,600,000

                                                                 Value Per Unit             $     48,750

There is an inverse relationship, which generally holds among EGEVIs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 41.65% before reserves. The comparable sales indicate a range of expense ratios from 31.10% to 46.58%, while their EGIMs range from 4.60 to 7.40. Overall, we conclude to an EGIM of 6.25, which results in an "as is" value estimate in the EGIM Analysis of $15,600,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $15,200,000.

Price Per Unit                    $ 15,500,000
NOI Per Unit                      $ 14,400,000
EGIM Analysis                     $ 15,600,000

Sales Comparison Conclusion       $ 15,200,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                           Average
                         Unit Area   -----------------
  Unit Type               Sq. Ft.)   Per Unit   Per SF  %Occupied
  ---------               --------   --------   ------  ---------
IBr/lBa-lAlO                688        $599     $0.87     96.0%
IBr/lBa-lBlO                844        $644     $0.76     92.3%
IBr/lBa-lCIO                979        $732     $0.75     96.0%
2Br/2Ba-2A20               1197        $781     $0.65     84.8%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                                  RENT ANALYSIS

                                                                                 COMPARABLE RENTS
                                                           -----------------------------------------------------------
                                                                R-1         R-2         R-3        R-4          R-5
                                                           -----------------------------------------------------------
                                                           The falls of              East Lake               Village @
                                                            Sope Creek   Rose Park     Park     Wood Knoll   East Cobb
                                                           -----------------------------------------------------------
                                                                          COMPARISON TO SUBJECT
                                        SUBJECT  SUBJECT   -----------------------------------------------------------
                          SUBJECT UNIT   ACTUAL   ASKING     Slightly    Slightly    Slightly
    DESCRIPTION              TYPE        RENT      RENT      Inferior    Superior    Superior    Similar       Similar
----------------------------------------------------------------------------------------------------------------------
Monthly Rent               1BR/1BA-1A10 $   599  $   689      $  695      $   665     $   703    $    620     $   615
Unit Area (SF)                              688      688         738          766         872         785         697
Monthly Rent Per Sq. Ft.                $  0.87  $  1.00      $ 0.94      $  0.87     $  0.81    $   0.79     $  0.88

Monthly Rent               1BR/1BA-1B10 $   644  $   749      $  610      $   785     $   775
Unit Area (SF)                              844      844         790        1,074       1,000
Monthly Rent Per Sq. Ft.                $  0.76  $  0.89      $ 0.77      $  0.73     $  0.78

Monthly Rent               1BR/1BA-1C10 $   732  $   789                                         $    760     $   820
Unit Area (SF)                              979      979                                            1,110         978
Monthly Rent Per Sq. Ft.                $  0.75  $  0.81                                         $   0.68     $  0.84

Monthly Rent               2BR/2BA-2A20 $   781  $   879      $  814      $   853     $   930    $    800     $   855
Unit Area (SF)                            1,197    1,197       1,031        1,113       1,186       1,180       1,122
Monthly Rent Per Sq. Ft.                $  0.65  $  0.73      $ 0.79      $  0.77     $  0.78    $   0.68     $  0.76

    DESCRIPTION             MIN      MAX    MEDIAN    AVERAGE
-------------------------------------------------------------
Monthly Rent              $   615  $   703  $    665  $   660
Unit Area (SF)                697      872       766      772
Monthly Rent Per Sq. Ft.  $  0.79  $  0.94  $   0.87  $  0.86

Monthly Rent              $   610  $   785  $    775  $   723
Unit Area (SF)                790    1,074     1,000      955
Monthly Rent Per Sq. Ft.  $  0.73  $  0.78  $   0.77  $  0.76

Monthly Rent              $   760  $   820  $    790  $   790
Unit Area (SF)                978    1,110     1,044    1,044
Monthly Rent Per Sq. Ft.  $  0.68  $  0.84  $   0.76  $  0.76

Monthly Rent              $   800  $   930  $    853  $   850
Unit Area (SF)              1,031    1,186     1,122    1,126
Monthly Rent Per Sq. Ft.  $  0.68  $  0.79  $   0.77  $  0.76

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

---------------------------------------------------------------------------------------
                                                  Market Rent
                                    Unit Area  ----------------   Monthly     Annual
    Unit Type      Number of Units  (Sq. Ft.)  Per Unit  Per SF    Income     Income
---------------------------------------------------------------------------------------
1Br/1Ba-1A10            100            688      $  625   $ 0.91  $  62,500  $   750,000
1Br/1Ba-1B10             78            844      $  720   $ 0.85  $  56,160  $   673,920
1Br/1Ba-1C10             50            979      $  770   $ 0.79  $  38,500  $   462,000
2Br/2Ba-2A20             92          1,197      $  825   $ 0.69  $  75,900  $   910,800
  Total                                                  Total   $ 233,060  $ 2,796,720

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                               FISCAL YEAR 2000          FISCAL YEAR 2001         FISCAL YEAR 2002
                           -----------------------   -----------------------    ----------------------
                                    ACTUAL                    ACTUAL                   ACTUAL
                           -----------------------   -----------------------    ----------------------
      DESCRIPTION             TOTAL      PER UNIT      TOTAL       PER UNIT      TOTAL       PER UNIT
------------------------------------------------------------------------------------------------------
Revenues
 Rental Income             $2,797,334   $    8,742   $2,867,923   $    8,962   $2,788,614   $    8,714
 Vacancy                   $  168,616   $      527   $  181,325   $      567   $  242,394   $      757
 Credit Loss/Concessions   $  148,091   $      463   $  146,774   $      459   $  172,504   $      539
                           ---------------------------------------------------------------------------
  Subtotal                 $  316,707   $      990   $  328,099   $    1,025   $  414,898   $    1,297

 Laundry Income            $        0   $        0   $        0   $        0   $        0   $        0
 Garage Revenue            $        0   $        0   $        0   $        0   $        0   $        0
 Other Misc. Revenue       $  109,666   $      343   $   86,626   $      271   $   95,302   $      298
                           ---------------------------------------------------------------------------
  Subtotal Other Income    $  109,666   $      343   $   86,626   $      271   $   95,302   $      298
                           ---------------------------------------------------------------------------

Effective Gross Income     $2,590,293   $    8,095   $2,626,450   $    8,208   $2,469,018   $    7,716
Operating Expenses
 Taxes                     $  170,382   $      532   $  179,726   $      562   $  198,029   $      619
 Insurance                 $   41,181   $      129   $   62,045   $      194   $   66,223   $      207
 Utilities                 $  154,011   $      481   $  138,252   $      432   $  135,078   $      422
 Repair & Maintenance      $   39,464   $      123   $   31,016   $       97   $   22,317   $       70
 Cleaning                  $   73,056   $      228   $   87,190   $      272   $   69,591   $      217
 Landscaping               $   39,080   $      122   $   38,968   $      122   $   59,635   $      186
 Security                  $    3,513   $       11   $    4,568   $       14   $        0   $        0
 Marketing & Leasing       $   85,239   $      266   $   84,753   $      265   $   89,772   $      281
 General Administrative    $  272,874   $      853   $  265,076   $      828   $  223,367   $      698
 Management                $  137,604   $      430   $  140,123   $      438   $  134,376   $      420
 Miscellaneous             $        0   $        0   $        0   $        0   $        0   $        0
                           ---------------------------------------------------------------------------

Total Operating Expenses   $1,016,404   $    3,176   $1,031,717   $    3,224   $  998,388   $    3,120

 Reserves                  $        0   $        0   $        0   $        0   $        0   $        0

Net Income                 $1,573,889   $    4,918   $1,594,733   $    4,984   $1,470,630   $    4,596

                              FISCAL YEAR 2003           ANNUALIZED 2003
                           -----------------------   -----------------------
                              MANAGEMENT BUDGET            PROJECTION                     AAA PROJECTION
                           -----------------------   -----------------------   ----------------------------------
      DESCRIPTION             TOTAL      PER UNIT       TOTAL      PER UNIT      TOTAL       PER UNIT        %
-----------------------------------------------------------------------------------------------------------------
Revenues
 Rental Income             $2,776,000   $    8,675   $2,757,520   $    8,617   $2,796,720   $    8,740     100.0%

 Vacancy                   $  219,000   $      684   $  297,252   $      929   $  251,705   $      787       9.0%
 Credit Loss/Concessions   $  171,200   $      535   $  142,524   $      445   $  139,836   $      437       5.0%
  Subtotal                 $  390,200   $    1,219   $  439,776   $    1,374   $  391,541   $    1,224      14.0%

 Laundry Income            $        0   $        0   $        0   $        0   $        0   $        0       0.0%
 Garage Revenue            $        0   $        0   $        0   $        0   $        0   $        0       0.0%
 Other Misc. Revenue       $  157,254   $      491   $   94,740   $      296   $   96,000   $      300       3.4%
  Subtotal Other Income    $  157,254   $      491   $   94,740   $      296   $   96,000   $      300       3.4%

Effective Gross Income     $2,543,054   $    7,947   $2,412,484   $    7,539   $2,501,179   $    7,816      100.0%
Operating Expenses
 Taxes                     $  198,003   $      619   $  198,224   $      619   $  198,400   $      620       7.9%
 Insurance                 $   71,353   $      223   $   67,988   $      212   $   67,200   $      210       2.7%
 Utilities                 $  180,000   $      563   $  197,468   $      617   $  176,000   $      550       7.0%
 Repair & Maintenance      $   24,000   $       75   $   25,776   $       81   $   24,000   $       75       1.0%
 Cleaning                  $   62,500   $      195   $   81,836   $      256   $   75,200   $      235       3.0%
 Landscaping               $   68,394   $      214   $   13,200   $       41   $   64,000   $      200       2.6%
 Security                  $        0   $        0   $        0   $        0   $        0   $        0       0.0%
 Marketing & Leasing       $   63,000   $      197   $   95,868   $      300   $   88,000   $      275       3.5%
 General Administrative    $  167,027   $      522   $  222,864   $      696   $  224,000   $      700       9.0%
 Management                $  128,533   $      402   $  113,476   $      355   $  125,059   $      391       5.0%
 Miscellaneous             $        0   $        0   $        0   $        0   $        0   $        0       0.0%

Total Operating Expenses   $  962,810   $    3,009   $1,016,700   $    3,177   $1,041,859   $    3,256      41.7%

 Reserves                  $        0   $        0   $        0   $        0   $   80,000   $      250       7.7%

Net Income                 $1,580,244   $    4,938   $1,395,784   $    4,362   $1,379,320   $    4,310      55.1%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 14% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                CAPITALIZATION RATES
                ---------------------------------------------------
                       GOING-IN                     TERMINAL
                ----------------------       ----------------------
                LOW              HIGH        LOW              HIGH
                ---------------------------------------------------
RANGE           6.00%           10.00%       7.00%           10.00%
AVERAGE                 8.14%                        8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.         SALE DATE      OCCUP.   PRICE/UNIT       OAR
---------         ---------      ------   ----------       ---
  I-1            March, 2000      93%      $53,183         8.26%
  I-2            July, 2000       89%      $34,585        11.60%
  I-3            March, 2001      92%      $52,730        10.45%
  I-4          November, 2000     94%      $71,348         9.32%
  I-5              Jul-02         90%      $48,421         8.85%
                                                 High     11.60%
                                                  Low      8.26%
                                              Average      9.69%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.75%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.25%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 3.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.25% indicates a value of $15,700,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

approximately 40% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 33
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

DISCOUNTED CASH FLOW ANALYSIS

                            BRIGHTON CREST APARTMENTS

               YEAR                      APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
           FISCAL YEAR                      1              2             3             4             5             6
------------------------------------------------------------------------------------------------------------------------
REVENUE
 Base Rent                              $2,796,720    $2,866,638    $2,938,304    $3,026,453    $3,117,247    $3,210,764

 Vacancy                                $  251,705    $  257,997    $  264,447    $  272,381    $  280,552    $  288,969
 Credit Loss                            $  139,836    $  143,332    $  146,915    $  151,323    $  155,862    $  160,538
 Concessions                            $        0    $        0    $        0    $        0    $        0    $        0
                                        --------------------------------------------------------------------------------
  Subtotal                              $  391,541    $  401,329    $  411,363    $  423,703    $  436,415    $  449,507
 Laundry Income                         $        0    $        0    $        0    $        0    $        0    $        0
 Garage Revenue                         $        0    $        0    $        0    $        0    $        0    $        0
 Other Misc. Revenue                    $   96,000    $   98,400    $  100,860    $  103,886    $  107,002    $  110,212
                                        --------------------------------------------------------------------------------
  Subtotal Other Income                 $   96,000    $   98,400    $  100,860    $  103,886    $  107,002    $  110,212
                                        --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $2,501,179    $2,563,709    $2,627,801    $2,706,635    $2,787,835    $2,871,470

OPERATING EXPENSES:
 Taxes                                  $  198,400    $  204,352    $  210,483    $  216,797    $  223,301    $  230,000
 Insurance                              $   67,200    $   69,216    $   71,292    $   73,431    $   75,634    $   77,903
 Utilities                              $  176,000    $  181,280    $  186,718    $  192,320    $  198,090    $  204,032
 Repair & Maintenance                   $   24,000    $   24,720    $   25,462    $   26,225    $   27,012    $   27,823
 Cleaning                               $   75,200    $   77,456    $   79,780    $   82,173    $   84,638    $   87,177
 Landscaping                            $   64,000    $   65,920    $   67,898    $   69,935    $   72,033    $   74,194
 Security                               $        0    $        0    $        0    $        0    $        0    $        0
 Marketing & Leasing                    $   88,000    $   90,640    $   93,359    $   96,160    $   99,045    $  102,016
 General Administrative                 $  224,000    $  230,720    $  237,642    $  244,771    $  252,114    $  259,677
 Management                             $  125,059    $  128,185    $  131,390    $  135,332    $  139,392    $  143,573
 Miscellaneous                          $        0    $        0    $        0    $        0    $        0    $        0
                                        --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $1,041,859    $1,072,489    $1,104,023    $1,137,144    $1,171,258    $1,206,396

 Reserves                               $   80,000    $   82,400    $   84,872    $   87,418    $   90,041    $   92,742

                                        --------------------------------------------------------------------------------
NET OPERATING INCOME                    $1,379,320    $1,408,819    $1,438,906    $1,482,073    $1,526,536    $1,572,332
========================================================================================================================

 Operating Expense Ratio (% of EGI)           41.7%         41.8%         42.0%         42.0%         42.0%         42.0%
 Operating Expense Per Unit             $    3,256    $    3,352    $    3,450    $    3,554    $    3,660    $    3,770

               YEAR                      APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
           FISCAL YEAR                       7             8            9             10            11
----------------------------------------------------------------------------------------------------------
REVENUE
 Base Rent                              $3,307,087    $3,406,300    $3,508,489    $3,613,743    $3,722,156

 Vacancy                                $  297,638    $  306,567    $  315,764    $  325,237    $  334,994
 Credit Loss                            $  165,354    $  170,315    $  175,424    $  180,687    $  186,108
 Concessions                            $        0    $        0    $        0    $        0    $        0
                                        ------------------------------------------------------------------
  Subtotal                              $  462,992    $  476,882    $  491,188    $  505,924    $  521,102
 Laundry Income                         $        0    $        0    $        0    $        0    $        0
 Garage Revenue                         $        0    $        0    $        0    $        0    $        0
 Other Misc. Revenue                    $  113,519    $  116,924    $  120,432    $  124,045    $  127,766
                                        ------------------------------------------------------------------
  Subtotal Other Income                 $  113,519    $  116,924    $  120,432    $  124,045    $  127,766
                                        ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $2,957,614    $3,046,342    $3,137,732    $3,231,864    $3,328,820
OPERATING EXPENSES:
 Taxes                                  $  236,900    $  244,007    $  251,327    $  258,867    $  266,633
 Insurance                              $   80,240    $   82,648    $   85,127    $   87,681    $   90,311
 Utilities                              $  210,153    $  216,458    $  222,952    $  229,640    $  236,529
 Repair & Maintenance                   $   28,657    $   29,517    $   30,402    $   31,315    $   32,254
 Cleaning                               $   89,793    $   92,487    $   95,261    $   98,119    $  101,063
 Landscaping                            $   76,419    $   78,712    $   81,073    $   83,505    $   86,011
 Security                               $        0    $        0    $        0    $        0    $        0
 Marketing & Leasing                    $  105,077    $  108,229    $  111,476    $  114,820    $  118,265
 General Administrative                 $  267,468    $  275,492    $  283,756    $  292,269    $  301,037
 Management                             $  147,881    $  152,317    $  156,887    $  161,593    $  166,441
 Miscellaneous                          $        0    $        0    $        0    $        0    $        0
                                        ------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $1,242,588    $1,279,865    $1,318,261    $1,357,809    $1,398,544

 Reserves                               $   95,524    $   98,390    $  101,342    $  104,382    $  107,513
                                        ------------------------------------------------------------------

NET OPERATING INCOME                    $1,619,502    $1,668,087    $1,718,129    $1,769,673    $1,822,763
==========================================================================================================

 Operating Expense Ratio (% of EGI)           42.0%         42.0%         42.0%         42.0%         42.0%
 Operating Expense Per Unit             $    3,883    $    4,000    $    4,120    $    4,243    $    4,370

Estimated Stabilized NOI      $1,379,320       Sales Expense Rate       3.00%
Months to Stabilized                   1       Discount Rate           11.25%
Stabilized Occupancy                91.0%      Terminal Cap Rate        9.75%

Gross Residual Sale Price    $18,695,009   Deferred Maintenance        $         0
 Less: Sales Expense         $   560,850   Add: Excess Land            $         0
                             -----------
Net Residual Sale Price      $18,134,158   Other Adjustments           $         0
                                                                       -----------
PV of Reversion              $ 6,244,493   Value Indicated By "DCF"    $15,670,915
Add: NPV of NOI              $ 9,426,422                 Rounded       $15,700,000
                             ===========
PV Total                     $15,670,915

                          "DCF" VALUE SENSITIVITY TABLE

                                                           DISCOUNT RATE
                              --------------------------------------------------------------------------
   TOTAL VALUE                   10.75%          11.00%         11.25%          11.50%          11.75%
--------------------------------------------------------------------------------------------------------
TERMINAL CAP RATE    9.25%    $16,537,209     $16,269,927    $16,008,456     $15,752,650     $15,502,368
                     ------------------------------------------------------------------------------------
                     9.50%    $16,356,017     $16,092,774    $15,835,244     $15,583,284     $15,336,753
                     ------------------------------------------------------------------------------------
                     9.75%    $16,184,117     $15,924,707    $15,670,915     $15,422,602     $15,179,630
                    ----------------------------------------------------
                    10.00%    $16,020,812     $15,765,042    $15,514,803     $15,269,955     $15,030,364
                    ----------------------------------------------------
                    10.25%    $15,865,473     $15,613,167    $15,366,306     $15,124,754     $14,888,379

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 34
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 35
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                            BRIGHTON CREST APARTMENTS

                                                            TOTAL        PER SQ. FT.      PER UNIT      %OF EGI
REVENUE
    Base Rent                                            $ 2,796,720      $    9.52       $  8,740

    Less: Vacancy & Collection Loss            14.00%    $   391,541      $    1.33       $  1,224

    Plus: Other Income
      Laundry Income                                     $         0      $    0.00       $      0        0.00%
      Garage Revenue                                     $         0      $    0.00       $      0        0.00%
      Other Misc. Revenue                                $    96,000      $    0.33       $    300        3.84%
                                                         -----------------------------------------------------
          Subtotal Other Income                          $    96,000      $    0.33       $    300        3.84%

EFFECTIVE GROSS INCOME                                   $ 2,501,179      $    8.52       $  7,816

OPERATING EXPENSES:
    Taxes                                                $   198,400      $    0.68       $    620        7.93%
    Insurance                                            $    67,200      $    0.23       $    210        2.69%
    Utilities                                            $   176,000      $    0.60       $    550        7.04%
    Repair & Maintenance                                 $    24,000      $    0.08       $     75        0.96%
    Cleaning                                             $    75,200      $    0.26       $    235        3.01%
    Landscaping                                          $    64,000      $    0.22       $    200        2.56%
    Security                                             $         0      $    0.00       $      0        0.00%
    Marketing & Leasing                                  $    88,000      $    0.30       $    275        3.52%
    General Administrative                               $   224,000      $    0.76       $    700        8.96%
    Management                                  5.00%    $   125,059      $    0.43       $    391        5.00%
    Miscellaneous                                        $         0      $    0.00       $      0        0.00%

TOTAL OPERATING EXPENSES                                 $ 1,041,859      $    3.55       $  3,256       41.65%

    Reserves                                             $    80,000      $    0.27       $    250        3.20%
                                                         -----------------------------------------------------
NET OPERATING INCOME                                     $ 1,379,320      $    4.70       $  4,310       55.15%
==============================================================================================================
    "GOING IN" CAPITALIZATION RATE                              9.00%

    VALUE INDICATION                                     $15,325,780      $   52.18       $ 47,893

    "AS IS" VALUE INDICATION
        (DIRECT CAPITALIZATION APPROACH)                 $15,325,780

                            ROUNDED                      $15,300,000      $   52.09       $ 47,813

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 36
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE          VALUE            ROUNDED         $/UNIT          $/SF
------------------------------------------------------------------------
  8.25%        $16,719,033       $16,700,000       $52,188        $56.86
  8.50%        $16,227,297       $16,200,000       $50,625        $55.16
  8.75%        $15,763,660       $15,800,000       $49,375        $53.80
  9.00%        $15,325,780       $15,300,000       $47,813        $52.09
  9.25%        $14,911,570       $14,900,000       $46,563        $50.73
  9.50%        $14,519,160       $14,500,000       $45,313        $49.37
  9.75%        $14,146,874       $14,100,000       $44,063        $48.01

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $15,300,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis    $15,700,000
Direct Capitalization Method     $15,300,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $15,400,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                      Not Utilized
Sales Comparison Approach          $15,200,000
Income Approach                    $15,400,000
Reconciled Value                   $15,400,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. In vestment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 13, 2003 the market value of the fee simple estate in the property is:

                                   $15,400,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                               SUBJECT PHOTOGRAPHS

         [PICTURE]                                  [PICTURE]

VIEW OF ENTRANCE & SIGNAGE                   VIEW OF LEASING OFFICE

         [PICTURE]                                  [PICTURE]

EXTERIOR - APARTMENT BUILDING                TYPICAL VIEW OF TENNIS COURTS

         [PICTURE]                                  [PICTURE]

TYPICAL VIEW OF POOL                         TYPICAL VIEW OF FITNESS CENTER

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                              SUBJECT PHOTOGRAPHS

          [PICTURE]                                      [PICTURE]

   TYPICAL VIEW OF KITCHEN                        TYPICAL VIEW OF BEDROOM

          [PICTURE]                                      [PICTURE]

 TYPICAL VIEW OF LIVING ROOM                     TYPICAL VIEW OF BATHROOM

          [PICTURE]                                      [PICTURE]

TYPICAL VIEW OF PARKING AREAS               TYPICAL VIEW ALONG BARNES MILL ROAD

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

          COMPARABLE I-1               COMPARABLE I-2         COMPARABLE I-3

WINTERSET (FORMERLY HIGHLAND PARK)    HAMPTON VILLAGE       FLAGSTONE VILLAGE
      1113 Powers Ferry Road         861 Franklin Road      849 Franklin Road
        Marietta, Georgia            Marietta, Georgia      Marietta, Georgia

            [PICTURE]                    [PICTURE]              [PICTURE]

       COMPARABLE I-4                 COMPARABLE I-5

         WOOD POINTE                 CONCORD CROSSING
   10001 Burnt Hickory Road      2935 Old Concord Road SE
      Marietta, Georgia              Smyrna, Georgia

           [PICTURE]                     [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                         COMPARABLE
    DESCRIPTION                                SUBJECT                                      R- 1
------------------------------------------------------------------------------------------------------------------
  Property Name               Brighton Crest Apartments                  The Falls of Sone Creek
  Management Company          AIMCO                                      Wilkins
------------------------------------------------------------------------------------------------------------------
LOCATION:
------------------------------------------------------------------------------------------------------------------
  Address                     1650 Barnes Mill Road                      1950 Roswell Road
  City, State                 Marietta, Georgia                          Marietta, Georgia
  County                      Cobb                                       Cobb
  Proximity to Subject                                                   Less than 1 mile.
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)      293,706
  Year Built                  1986                                       1989
  Effective Age               15                                         14
  Building Structure Type
------------------------------------------------------------------------------------------------------------------
  Parking Type                Open                                       Open
  (Gr., Cov., etc.)
------------------------------------------------------------------------------------------------------------------
  Number of Units             320                                        352
  Unit Mix:                           Type        Unit   Qty     Mo                 Type         Unit  Qty   Mo
                              1  1Br/1Ba - 1A10     688  100    $599     1   1Br/1Ba              738  210  $ 695
                              2  1Br/1Ba - 1B10     844   78    $644     2   2Br/1Ba              790   90  $ 610
                              3  1Br/1Ba - 1C10     979   50    $732     4   2Br/2Ba            1,031   52  $ 814
                              4  2Br/2Ba - 2A20   1,197   92    $781
  Average Unit Size (SF)      918                                         B759
  Unit Breakdown:              Efficiency         2-Bedroom  29%           Efficiency            2-Bedroom     40%
                               1-Bedroom   71%    3-Bedroom                1-Bedroom     60%     3-Bedroom
------------------------------------------------------------------------------------------------------------------
CONDITION:                    Good                                       Good
------------------------------------------------------------------------------------------------------------------
APPEAL:                       Good                                       Good
------------------------------------------------------------------------------------------------------------------
AMENITIES:
------------------------------------------------------------------------------------------------------------------
  Unit Amenities                  Attach. Garage      Vaulted Ceiling         Attach. Garage       Vaulted Ceiling
                               X  Balcony                                  X  Balcony
                               X  Fireplace                                X  Fireplace
                               X  Cable TV Ready                           X  Cable TV Ready
  Project Amenities            X  Swimming Pool                            X  Swimming Pool
                               X  Spa/Jacuzzi         Car Wash             X  Spa/Jacuzzi          Car Wash
                                  Basketball Court X  BBQ Equipment           Basketbal Court      BBQ Equipment
                              ------------------------------------------------------------------------------------
                                  Volleyball Court    Theater Room            Volleyball Court     Theater Room
                              ------------------------------------------------------------------------------------
                               X  Sand Volley Ball    Meeting Hall         X  Sand Volley Ball  X  Meeting Hall
                              ------------------------------------------------------------------------------------
                               X  Tennis Court        Secured Parking      X  Tennis Court      X  Secured Parking
                               X  Racquet Ball        Laundry Room            Racquet Ball         Laundry Room
                                  Jogging Track    X  Business Office      X  Jogging Track     X  Business Office
                               X  Gym Room                                 X  Gym Room
------------------------------------------------------------------------------------------------------------------
OCCUPANCY:                    92%                                        89%
------------------------------------------------------------------------------------------------------------------
LEASING DATA:
------------------------------------------------------------------------------------------------------------------
  Available Leasing Terms     12 Month Leases                            12 Month Leases
------------------------------------------------------------------------------------------------------------------
  Concessions                 1 month Free rent                          2 months Free rent(pro rated)
------------------------------------------------------------------------------------------------------------------
  Pet Deposit                 None                                       None
------------------------------------------------------------------------------------------------------------------
  Utilities Paid by Tenant:       Electric            Natural Gas             Electric             Natural Gas
                                  Water               Trash                   Water                Trash
  Confirmation
  Telephone Number
NOTES:
  COMPARISON TO SUBJECT:                                                 Slightly Inferior
------------------------------------------------------------------------------------------------------------------

                                                COMPARABLE                                   COMPARABLE
    DESCRIPTION                                    R - 2                                       R - 3
-------------------------------------------------------------------------------------------------------------------------
  Property Name               Rose Park                                      East Lake Park
  Management Company          LTD                                            SHLP Realty
-------------------------------------------------------------------------------------------------------------------------
LOCATION:
-------------------------------------------------------------------------------------------------------------------------
  Address                     1625 Roswell Road                              2000 East Lake Parkway
  City, State                 Marietta, Georgia                              Marietta, Georgia
  County                      Cobb                                           Cobb
  Proximity to Subject        Approximately 2 miles.                         Less than 1 mile.
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)
  Year Built                  2000                                           1989
  Effective Age               3                                              14
  Building Structure Type
-------------------------------------------------------------------------------------------------------------------------
  Parking Type                Open                                           Open
  (Gr., Cov., etc.)
-------------------------------------------------------------------------------------------------------------------------
  Number of Units             292                                            510
  Unit Mix:                              Type          Unit   Qty    Mo                Type         Unit   Qty      Mo
                              1   1Br/1Ba               766   150   $  665    1  1Br/1Ba             872   250    $  703
                              2   2Br/1Ba             1,074    70   $  785    2  2Br/1Ba           1,000    82    $  775
                              4   2Br/2Ba             1,113    50   $  853    4  2Br/2Ba           1,186    96    $  930
                                  3Br/2Ba             1,389    22   $  960       3Br/2Ba           1,424    82    $1,068
  Average Unit Size (SF)      946                                            1,040
  Unit Breakdown:               Efficiency            2-Bedroom         41%      Efficiency            2-Bedroom      35%
                                1-Bedroom    51%      3-Bedroom          7%      1-Bedroom     49%     3-Bedroom      16%
-------------------------------------------------------------------------------------------------------------------------
CONDITION:                    Good                                           Good
-------------------------------------------------------------------------------------------------------------------------
APPEAL:                       Good                                           Good
-------------------------------------------------------------------------------------------------------------------------
AMENITIES:
-------------------------------------------------------------------------------------------------------------------------
  Unit Amenities                   Attach. Garage       Vaulted Ceiling           Attach. Garage       Vaulted Ceiling
                                X  Balcony                                     X  Balcony
                                   Fireplace                                      Fireplace
                                X  Cable TV Ready                              X  Cable TV Ready
  Project Amenities             X  Swimming Pool                               X  Swimming Pool
                                X  Spa/Jacuzzi          Car Wash               X  Spa/Jacuzzi       X  Car Wash
                                   Basketball Court  X  BBQ Equipment          X  Basketball Court  X  BBQ Equipment
                              -------------------------------------------------------------------------------------------
                                   Volleyball Court     Theater Room              Volleyball Court     Theater Room
                              -------------------------------------------------------------------------------------------
                                X  Sand Volley Ball     Meeting Hall              Sand Volley Ball  X  Meeting Hall
                              -------------------------------------------------------------------------------------------
                                X  Tennis Court      X  Secured Parking        X  Tennis Court         Secured Parking
                                   Racquet Ball      X  Laundry Room              Racquet Ball      X  Laundry Room
                                   Jogging Track     X  Business Office        X  Jogging Track     X  Business Office
                                X  Gym Room                                    X  Gym Room
-------------------------------------------------------------------------------------------------------------------------
OCCUPANCY:                    91%                                            90%
-------------------------------------------------------------------------------------------------------------------------
LEASING DATA:
-------------------------------------------------------------------------------------------------------------------------
  Available Leasing Terms     12/13 Month Leases                             12 Month Leases
-------------------------------------------------------------------------------------------------------------------------
  Concessions                 1 month free rent                              1 month free rent
-------------------------------------------------------------------------------------------------------------------------
  Pet Deposit                 None                                           None
-------------------------------------------------------------------------------------------------------------------------
  Utilities Paid by Tenant:        Electric             Natural Gas               Electric             Natural Gas
                                   Water                Trash                     Water                Trash
  Confirmation
  Telephone Number
NOTES:
  COMPARISON TO SUBJECT:      Slightly Superior                              Slightly Superior
-------------------------------------------------------------------------------------------------------------------------

                                              COMPARABLE                                  COMPARABLE
    DESCRIPTION                                  R - 4                                       R - 5
-----------------------------------------------------------------------------------------------------------------------
  Property Name               Wood Knoll                                     Village @ East Cobb
  Management Company          Gables                                         647
-----------------------------------------------------------------------------------------------------------------------
LOCATION:
-----------------------------------------------------------------------------------------------------------------------
  Address                     1675 Roswell Road                              2085 Roswell Road
  City, State                 Marietta, Georgia                              Marietta, Georgia
  County                      Cobb                                           Cobb
  Proximity to Subject        Approximately 2 miles.                         Less than 1 mile.
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)
  Year Built                  1988                                           1995
  Effective Age               15                                             8
  Building Structure Type
-----------------------------------------------------------------------------------------------------------------------
  Parking Type                Open                                           Open
  (Gr., Cov., etc.)
-----------------------------------------------------------------------------------------------------------------------
  Number of Units             312                                            323
  Unit Mix:                            Type             Unit  Qty    Mo              Type        Unit    Qty      Mo
                              1  1Br/1Ba                 785  150  $  620    1   1Br/1Ba          697    100    $  615
                              3  2Br/1Ba               1,110   56  $  760    3   2Br/1Ba          978     79    $  820
                              4  2Br/2Ba               1,180   68  $  800    4   2Br/2Ba        1,122     51    $  855
                                 3Br/2Ba               1,425   38  $  930        3Br/2Ba        1,269     93    $  960

  Average Unit Size (SF)      1,007                                          998
  Unit Breakdown:               Efficiency             2-Bedroom     40%       Efficiency            2-Bedroom      40%
                                1-Bedroom      48%     3-Bedroom     12%       1-Bedroom     31%     3-Bedroom      29%
-----------------------------------------------------------------------------------------------------------------------
CONDITION:                    Good                                           Good
-----------------------------------------------------------------------------------------------------------------------
APPEAL:                       Good                                           Good
-----------------------------------------------------------------------------------------------------------------------
AMENITIES:
-----------------------------------------------------------------------------------------------------------------------
  Unit Amenities                   Attach. Garage       Vaulted Ceiling           Attach. Garage       Vaulted Ceiling
                                X  Balcony                                     X  Balcony
                                X  Fireplace                                   X  Fireplace
                                X  Cable TV Ready                              X  Cable TV Ready
  Project Amenities             X  Swimming Pool                               X  Swimming Pool
                                   Spa/Jacuzzi          Car Wash               X  Spa/Jacuzzi       X  Car Wash
                                   Basketball Court  X  BBQ Equipment             Basketball Court  X  BBQ Equipment
                              -----------------------------------------------------------------------------------------
                                   Volleyball Court     Theater Room              Volleyball Court     Theater Room
                              -----------------------------------------------------------------------------------------
                                   Sand Volley Ball     Meeting Hall              Sand Volley Ball  X  Meeting Hall
                              -----------------------------------------------------------------------------------------
                                X  Tennis Court         Secured Parking        X  Tennis Court         Secured Parking
                                   Racquet Ball         Laundry Room              Racquet Ball         Laundry Room
                                   Jogging Track     X  Business Office           Jogging Track     X  Business Office
                                   Gym Room                                       Gym Room
-----------------------------------------------------------------------------------------------------------------------
OCCUPANCY:                    94%                                            93%
-----------------------------------------------------------------------------------------------------------------------
LEASING DATA:
-----------------------------------------------------------------------------------------------------------------------
  Available Leasing Terms     12 Month Leases                                12 Month Leases
-----------------------------------------------------------------------------------------------------------------------
  Concessions                 1 month free rent                              1 month free rent
-----------------------------------------------------------------------------------------------------------------------
  Pet Deposit                 None                                           None
-----------------------------------------------------------------------------------------------------------------------
  Utilities Paid by Tenant:        Electric             Natural Gas               Electric             Natural Gas X
                                   Water                Trash                     Water                Trash
  Confirmation
  Telephone Number
NOTES:
  COMPARISON TO SUBJECT:      Similar                                        Similar
-----------------------------------------------------------------------------------------------------------------------

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

    COMPARABLE R-1           COMPARABLE R-2             COMPARABLE R-3

THE FALLS OF SOPE CREEK        ROSE PARK                EAST LAKE PARK
   1950 Roswell Road       1625 Roswell Road        2000 East Lake Parkway
   Marietta, Georgia       Marietta, Georgia          Marietta, Georgia

       [PICTURE]               [PICTURE]                  [PICTURE]

    COMPARABLE R-4          COMPARABLE R-5

      WOOD KNOLL         VILLAGES @ EAST COBB
   1675 Roswell Road       2085 Roswell Road
   Marietta, Georgia       Marietta, Georgia

       [PICTURE]               [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Phillip McGinnis provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institutes continuing education requirements.

                                                   /s/ Michael Bates
                                         ---------------------------------------
                                                   Michael Bates, MAI
                                         Assistant Manager, Real Estate Group
                                        State of Georgia, Certified General Real
                                              Property Appraiser #CG00685

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                              MICHAEL P. BATES, MAI
                        DIRECTOR - HEALTHCARE REAL ESTATE
                             AND ASSISTANT MANAGER,
                                REAL ESTATE GROUP

POSITION Michael P. Bates is the Assistant Manager of the Atlanta Real Estate Group of American Appraisal Associates, Inc. ("AAA"). He shares responsibility for the management, quality control, and review of commercial real estate assignments principally in the southeast United States. Mr. Bates is also the national Director - Healthcare Real Estate for AAA and is responsible for the management and valuation process for specialty health care facility assignments.

EXPERIENCE

  Valuation       Mr. Bates has 17 years of commercial appraisal experience. He has performed appraisals in 43 states and Canada, and he is currently a certified general appraiser in 21 states.

  Court Mr. Bates has been accepted as an expert witness and given testimony in federal bankruptcy court in Delaware. He has prepared many other appraisals that were submitted as expert evidence to federal bankruptcy court, but those cases were settled prior to testimony being required. Mr. Bates has testified in property tax appeal cases in California, Missouri, and Texas, and his hospital appraisals have been submitted in tax appeal cases in Pennsylvania, South Carolina, and South Dakota.

  Business Mr. Bates joined AAA in 1997. Prior to joining AAA, he was president of his own valuation company and was previously a vice president for both Gulf/Atlantic Valuation Services, Inc., and Valuation Counselors. Prior to gaining his appraisal experience, Mr. Bates worked seven years in commercial mortgage financing.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

EDUCATION         University of Tennessee - Knoxville
                  Master of Business Administration - Finance and Management
                  Bachelor of Science - Marketing

STATE             State of Alabama, Certified General Real Property Appraiser,
                  #G00503
 CERTIFICATIONS
                  State of Arizona, Certified General Real Estate Appraiser, #31067
                  State of Arkansas, State Certified General Appraiser,
                  #CG1414N
                  State of California, Certified General Real Estate Appraiser, #AG026120
                  State of Colorado, Certified General Appraiser, #CG40023849 State of Delaware, Certified General Appraiser, #X1-0000352 State of Florida, Certified General Appraiser, #0002494
                  State of Georgia, Certified General Real Property Appraiser, #CG00685
                  State of Illinois, State Certified General Real Estate Appraiser,
                  #153001243
                  State of Maryland, Certified General Real Estate Appraiser, #10814
                  State of Michigan, Certified General Appraiser, #1201069262 State of Mississippi, State Certified General Real Estate Appraiser,
                  #GA-629
                  State of New Jersey, General Appraiser, #42KG00195600
                  State of New York, Real Estate General Appraiser,
                  #46000041317
                  State of North Carolina, Certified General Real Estate Appraiser,
                  #A4095
                  Commonwealth of Pennsylvania, Certified General Appraiser, #GA001817R
                  State of South Carolina, Certified Real Estate Appraiser, #CG3059
                  State of Tennessee, Certified General Real Estate Appraiser,

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                  #00051881
                  State of Texas, State Certified General Real Estate Appraiser, #TX-1328483-G
                  Commonwealth of Virginia, Certified General Real Estate Appraiser, #4001005254
                  State of Washington, Certified General Real Estate Appraiser, #1100998

PROFESSIONAL      Appraisal Institute, MAI Designated Member
 AFFILIATIONS

VALUATION AND     Appraisal Institute
 SPECIAL            All required courses
 COURSES            Standards of Professional Practice, Parts A and B
                    The Appraiser as an Expert Witness: Preparation and
                  Testimony
                    Litigation Appraising: Specialized Topics and Applications
                    Separating Real and Personal Property from Intangible
                    Business Assets
                  Specialty Courses
                    Hotel/Motel Valuation and Investment Seminar
                    Valuation of Special-Purpose Properties

PUBLICATIONS      "Estimating Hospital Real Property Values for Ad Valorem Tax
                  Purposes," Journal of Property Tax Management, Fall 1997, republished by Appraisal Institute in A Business Enterprise
                  Value Anthology, 2001

                  Co-authored "Abnormal Investor Returns Resulting from the Burroughs and Memorex Merger," Mergers & Acquisitions, June 1984

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AMERICAN APPRAISAL ASSOCIATES, INC.
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
BRIGHTON CREST APARTMENTS, MARIETTA, GEORGIA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.